MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNOUNCES DALLAS ACQUISITION TIMES SQUARE AT CRAIG RANCH

Memphis, TN, August 30, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the acquisition of Times Square at Craig Ranch, an upscale 313-unit apartment community located in the Dallas, Texas MSA.

Times Square at Craig Ranch is a new mid-rise multifamily and retail development that was completed in 2009 in the master planned community of Craig Ranch, located in the north Dallas sub-market of McKinney.  The up-scale development includes ground floor retail space with controlled access and structured garage parking for residents.  The up-scale property offers a number of high-end amenities including golf course views, large courtyards and a resort-style pool.  The large apartment homes, averaging 1,024 square feet, feature gourmet kitchens with stainless steel appliances and granite countertops, soaking tubs and hardwood floors.

The property is located directly across the street from the PGA’s new Tournament Players Club at Craig Ranch and is in close proximity to numerous private and public recreational facilities and health care facilities.

Commenting on the announcement, Al Campbell, EVP and CFO said, “We are excited to be adding a community in the McKinney suburb to our Dallas portfolio. This fast-growing suburb, recently named one of the top-10 Places to Move by Forbes.com, consistently draws accolades for its quality of life and has been listed on numerous national rankings as a best place to move, live or raise a family.”

The acquisition, totaling $31.25 million, was acquired from the development lender and funded by borrowings under existing credit facilities and common stock issuances through MAA’s at-the-market program.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 45,321 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated economic and market conditions, and population growth. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.